The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-199966

Subject to Completion. Dated July 7, 2015.

Pricing Supplement to the Prospectus and Prospectus Supplement, each dated November 7, 2014, the Underlying Supplement No. 1a-I dated November 7, 2014 and the Product Supplement No. 4a-I dated November 7, 2014 — No.

Medium-Term Notes, Series E
$
Capped Buffered Enhanced Participation Basket-Linked Notes due 2016
(Linked to a Basket)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (October 14, 2016, subject to adjustment) is based on the performance of an unequally weighted basket (which we refer to as the basket) consisting of the EURO STOXX 50® Index (37.00% initial weight), the FTSE® 100 Index (23.00% initial weight), the TOPIX® Index (23.00% initial weight), the Swiss Market Index (9.00% initial weight) and the S&P/ASX 200 Index (8.00% initial weight) as measured from and including the trade date (on or about July 9, 2015) to and including the determination date (October 11, 2016, subject to adjustment). The initial basket level is 100 and the final basket level will equal the sum of the products, as calculated for each basket underlier, of: (i) the final basket underlier level divided by the initial basket underlier level (set on the trade date) multiplied by (ii) the applicable initial weighted value for such basket underlier. If the final basket level on the determination date is greater than the initial basket level (set on the trade date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,131.30 and $1,153.40 for each $1,000 principal amount note). If the basket declines by up to 10.00% from the initial basket level to the final basket level, you will receive the principal amount of your notes. If the basket declines by more than 10.00% from the initial basket level to the final basket level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•	if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.30 times (c) the basket return, subject to the maximum settlement amount;

•	if the basket return is zero or negative but not below -10.00% (the final basket level is equal to or less than the initial basket level but not by more than 10.00%), $1,000; or

•	if the basket return is negative and is below -10.00% (the final basket level is less than the initial basket level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1111 times (c) the sum of the basket return plus 10.00%. You will receive less than $1,000.

A decrease in the level of one or more basket underliers may offset increases in the levels of the other basket underliers. Due to the unequal weightings of the basket underliers, the performances of the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index will have a significantly larger impact on your return on the notes than the performance of the Swiss Market Index or the S&P/ASX 200 Index.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page PS-8 of the accompanying product supplement no. 4a-I, “Risk Factors” on page US-2 of the accompanying underlying supplement no. 1a-I and “Selected Risk Factors” on page PS-16 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

If the notes priced today and assuming a maximum settlement amount equal to the middle of the range listed above, the estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, would be approximately $997.00 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the final pricing supplement and will not be less than $987.00 per $1,000 principal amount note. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-8 of this pricing supplement for additional information about JPMS’s estimated value and “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about July 16, 2015

Original issue price: 100.00% of the principal amount

Underwriting commission/discount: 0.00% of the principal amount

Net proceeds to the issuer: 100.00% of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-8 of this pricing supplement for information about the components of the original issue price of the notes.

JPMS, acting as agent for JPMorgan Chase & Co., will not receive selling commissions for these notes and will sell the notes to an unaffiliated dealer at 100.00% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-87 of the accompanying product supplement no. 4a-I.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated                 , 2015

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated November 7, 2014, relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4a-I dated November 7, 2014 and underlying supplement no. 1a-I dated November 7, 2014. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product supplement no. 4a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

●	Underlying supplement no. 1a-I dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

●	Prospectus supplement and prospectus, each dated November 7, 2014:

http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Chase & Co.

Key Terms

Issuer: JPMorgan Chase & Co.

Basket underliers and initial weights:

Basket Underlier	Basket Underlier Sponsor	Bloomberg Ticker Symbol	Initial Weight
EURO STOXX 50® Index	STOXX Limited	SX5E <Index>	37.00%
FTSE® 100 Index	FTSE International Limited	UKX <Index>	23.00%
TOPIX® Index	Tokyo Stock Exchange, Inc.	TPX <Index>	23.00%
Swiss Market Index	SIX Swiss Exchange	SMI <Index>	9.00%
S&P/ASX 200 Index	S&P Dow Jones Indices LLC	AS51 <Index>	8.00%

The accompanying product supplement refers to each basket underlier as an “Underlying.”

Principal amount: each note will have a principal amount of $1,000; $ in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount. Also, the stated buffer level would not offer the same benefit to your investment as would be the case if you had purchased the notes at the principal amount. Additionally, the cap level would be triggered at a lower percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-18 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•	if the final basket level is greater than the initial basket level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the basket return;

•	if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•	if the final basket level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the basket return plus the buffer amount. You will receive less than $1,000.

Initial basket level: Set equal to 100 on the trade date

Initial weighted value: the initial weighted value for each of the basket underliers will equal the product of the initial weight of that basket underlier times the initial basket level. The initial weight of each basket underlier is shown in the table below:

Basket Underlier	Initial Weight in Basket
EURO STOXX 50® Index	37.00%
FTSE® 100 Index	23.00%
TOPIX® Index	23.00%
Swiss Market Index	9.00%
S&P/ASX 200 Index	8.00%

Initial basket underlier level (to be set on the trade date and will be the closing level of the applicable basket underlier on the trade date): with respect to each basket underlier, the closing level of the basket underlier on the trade date

Final basket level: the basket closing level of the basket on the determination date

Basket closing level: the basket closing level on any relevant day will be the sum of the products of (i) the closing level of each basket underlier on that day divided by the initial basket underlier level of that basket underlier and (ii) the initial weighted value of that basket underlier

Basket return: the quotient of (i) the final basket level minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage.

Upside participation rate: 1.30

Cap level (to be provided in the final pricing supplement): expected to be between 110.10% and 111.80% of the initial basket level

Maximum settlement amount (to be provided in the final pricing supplement): expected to be between $1,131.30 and $1,153.40

Buffer level: 90.00% of the initial basket level

Buffer amount: 10.00%

Buffer rate: the quotient of the initial basket level divided by the buffer level, which equals approximately 1.1111

Trade date: on or about July 9, 2015

Original issue date (settlement date): on or about July 16, 2015

Determination date: October 11, 2016, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” on page PS-45 of the accompanying product supplement

Stated maturity date: October 14, 2016, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-43 of the accompanying product supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Closing level: as described under “The Underlyings — Indices — Level of an Index” on page PS-65 of the accompanying product supplement

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-43 of the accompanying product supplement

Scheduled trading day: notwithstanding anything to the contrary under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-47 of the accompanying product supplement, for the purposes of the notes offered by this pricing supplement, a “scheduled trading day” means, (a) with respect to the EURO STOXX 50® Index or any relevant successor index (as defined in the accompanying product supplement), a day, as determined by the calculation agent, on which (i) the Index Sponsor (as defined in the accompanying product supplement) of the EURO STOXX 50® Index or that successor index, as applicable, is scheduled to publish the closing level of the EURO STOXX 50® Index or that successor index, as applicable, and (ii) each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the EURO STOXX 50® Index or that successor index, as applicable, is scheduled to be open for trading for its regular trading session; or (b) with respect to each of the other basket underliers or any relevant successor index, a day, as determined by the calculation agent, on which each of the following exchanges or quotation systems is scheduled to be open for its regular trading session: (i) the relevant exchange (as defined in the accompanying product supplement) for that basket underlier or successor index, as applicable, and (ii) each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to that basket underlier or successor index, as applicable.

Disrupted day: notwithstanding anything to the contrary under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-47 of the accompanying product supplement, for the purposes of the notes offered by this pricing supplement, a “disrupted day” means, (a) with respect to the EURO STOXX 50® Index or any relevant successor index, a scheduled trading day on which (i) the closing level of the EURO STOXX 50® Index or that successor index, as applicable, is not calculated and published by the Index Sponsor of the EURO STOXX 50® Index or that successor index, as applicable, (ii) any exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the EURO STOXX 50® Index or that successor index, as applicable, fails to open for trading during its regular trading session or (iii) a market disruption event has occurred, or (b) with respect to each of the other basket underliers or any relevant successor index, a scheduled trading day on which (i) any of the following exchanges or quotation systems fails to open for trading during its regular trading session: (1) the relevant exchange for that basket underlier or successor index, as applicable, and (2) each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to that basket underlier or successor index, as applicable, or (ii) a market disruption event has occurred.

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement no. 4a-I, as supplemented by “ — Supplemental Use of Proceeds” below

Capital gains tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement no. 4a-I. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Withholding under legislation commonly referred to as “FATCA” may apply to amounts treated as interest paid with respect to the notes, if they are recharacterized as debt instruments.  You should consult your tax adviser regarding the potential application of FATCA to the notes.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-99 of the accompanying product supplement no. 4a-I

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-87 of the accompanying product supplement no. 4a-I; we estimate that our share of the total offering expenses will be approximately
$ .

We expect to deliver the notes against payment therefor in New York, New York on or about July 16, 2015, which is the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because we own, directly or indirectly, all of the outstanding equity securities of JPMS and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 48125UYY2

ISIN no.: US48125UYY27

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement:

(a) any reference to “the commencement of the market disruption event (or prior to the non-trading day)” under “Description of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” in the accompanying product supplement will be deemed to refer to “the commencement of the initial Disrupted Day”; and

(b) all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Underlying	basket underlier
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: basket return, initial basket level, initial basket underlier level, final basket level, final basket underlier level, initial weight, upside participation rate, maximum settlement amount, cap level, buffer level, buffer amount and buffer rate.  Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

JPMS’s Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Factors — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt” on page PS-17 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-17 of this pricing supplement.

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Factors — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-17 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-18 of this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the date of this pricing supplement through October 9, 2015. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Factors — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-17 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-10 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Basket Underliers” on page PS-21 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes plus the estimated cost of hedging our obligations under the notes.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket closing levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels and closing levels of the basket underliers that are entirely hypothetical; no one can predict what the basket closing level will be on any day throughout the term of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the basket underliers and our creditworthiness. In addition, JPMS’s estimated value will be less than the original issue price. For more information on the JPMS’s estimated value, see “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-8 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	1.30
Cap level	110.10% of the initial basket level
Maximum settlement amount	$1,131.30
Buffer level	90.00% of the initial basket level
Buffer rate	approximately 1.1111
Buffer amount	10.00%

The originally scheduled determination date is not a disrupted day with respect to any basket underlier

During the term of the notes, each basket underlier is not discontinued, the method of calculating each basket underlier does not change in any material respect and each basket underlier is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of that basket underlier had those modifications not been made

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial basket underlier levels that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial basket underlier level of each basket underlier may differ substantially from that basket underlier level prior to the trade date.

For these reasons, the actual performance of the basket over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical level of each basket underlier shown elsewhere in this pricing supplement. For information about the historical levels of each basket underlier during recent periods, see “The Basket and the Basket Underliers — Historical Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket underliers.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	113.130%
140.000%	113.130%
130.000%	113.130%
120.000%	113.130%
110.100%	113.130%
110.000%	113.000%
105.000%	106.500%
102.500%	103.250%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the payment that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final basket level were determined to be 150.000% of the initial basket level, the payment that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the principal amount), or 113.130% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 110.100% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 110.100% (the section right of the 110.100% marker on the horizontal axis) would result in a capped return on your investment.

The following examples illustrate the hypothetical payment at maturity on each $1,000 principal amount note based on hypothetical initial basket underlier levels, each of which we refer to as an “initial level,” and closing levels of the basket underliers on the determination date, each of which we refer to as a “final level,” calculated based on the key terms and assumptions above. The levels in Column A represent the hypothetical initial level for each basket underlier, and the levels in Column B represent hypothetical final levels for each basket underlier. The percentages in Column C represent hypothetical final levels for each basket underlier in Column B expressed as percentages of the corresponding hypothetical initial levels in Column A. The amounts in Column D represent the initial weighted values of each basket underlier, and the amounts in Column E represent the products of the percentages in Column C times the corresponding amounts in Column D. The final basket level for each example is shown beneath each example, and will equal the sum of the five products shown in Column E. The basket return for each example is shown beneath the final basket level for such example, and will equal the quotient of (i) the final basket level for such example minus the initial basket level divided by (ii) the initial basket level, expressed as a percentage. The values below have been rounded for ease of analysis.

Example 1: The final basket level is greater than the cap level. The payment at maturity will equal the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	3,500.00	5,250.00	150%	37.00	55.50
FTSE® 100 Index	6,600.00	9,900.00	150%	23.00	34.50
TOPIX® Index	1,600.00	2,400.00	150%	23.00	34.50
Swiss Market Index	9,000.00	13,500.00	150%	9.00	13.50
S&P/ASX 200 Index	5,400.00	8,100.00	150%	8.00	12.00

Final Basket Level: 150.00
Basket Return: 50.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. However, because the hypothetical final basket level of 150.00 is greater than the cap level, the hypothetical payment at maturity will equal the maximum settlement amount of $1,131.30.

Example 2: The final basket level is greater than the initial basket level but less than the cap level. The payment at maturity exceeds the $1,000 principal amount but is less than the maximum settlement amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	3,500.00	3,675.00	105%	37.00	38.85
FTSE® 100 Index	6,600.00	6,930.00	105%	23.00	24.15
TOPIX® Index	1,600.00	1,680.00	105%	23.00	24.15
Swiss Market Index	9,000.00	9,450.00	105%	9.00	9.45
S&P/ASX 200 Index	5,400.00	5,670.00	105%	8.00	8.40

Final Basket Level: 105.00
Basket Return: 5.00%

In this example, all of the hypothetical final levels for the basket underliers are greater than the applicable hypothetical initial levels, which results in the hypothetical final basket level being greater than the initial basket level of 100.00. Because the hypothetical final basket level of 105.00 exceeds the initial basket level but is less than the cap level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + ($1,000 × 1.3 × 5.00%) = $1,065.00

Example 3: The final basket level is less than the initial basket level but greater than the buffer level. The payment at maturity will equal the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	3,500.00	3,325.00	95%	37.00	35.15
FTSE® 100 Index	6,600.00	6,270.00	95%	23.00	21.85
TOPIX® Index	1,600.00	1,520.00	95%	23.00	21.85
Swiss Market Index	9,000.00	8,550.00	95%	9.00	8.55
S&P/ASX 200 Index	5,400.00	5,130.00	95%	8.00	7.60

Final Basket Level: 95.00
Basket Return: -5.00%

In this example, all of the hypothetical final levels for the basket underliers are less than the applicable hypothetical initial levels, which results in the hypothetical final basket level being less than the initial basket level of 100.00. However, because the hypothetical final basket level of 95.00 is not less than the buffer level, the hypothetical payment at maturity will equal the $1,000 principal amount.

Example 4: The final basket level is less than the buffer level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	3,500.00	1,750.00	50%	37.00	18.50
FTSE® 100 Index	6,600.00	6,600.00	100%	23.00	23.00
TOPIX® Index	1,600.00	1,600.00	100%	23.00	23.00
Swiss Market Index	9,000.00	12,150.00	135%	9.00	12.15
S&P/ASX 200 Index	5,400.00	7,290.00	135%	8.00	10.80

Final Basket Level: 87.45

Basket Return: -12.55%

In this example, the hypothetical final level of the EURO STOXX 50® Index is less than its hypothetical initial level, while the hypothetical final levels of the FTSE® 100 Index and TOPIX are equal to their applicable hypothetical initial levels and the hypothetical final levels of the Swiss Market Index and S&P/ASX 200 Index are greater than their applicable initial levels.

Because the basket is unequally weighted, increases in the lower weighted basket underliers will be offset by decreases in the more heavily weighted basket underliers. In this example, the large decline in the EURO STOXX 50® Index results in the hypothetical final basket level being less than the buffer level of 90.00% of the initial basket level, even though the FTSE® 100 Index and TOPIX remained flat and the Swiss Market Index and the S&P/ASX 200 Index increased.

Because the hypothetical final basket level of 87.45 is less than the buffer level of 90.00% of the initial basket level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + [$1,000 × 1.1111 × (-12.55% + 10.00%)] = $971.67

Example 5: The final basket level is less than the buffer level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier	Hypothetical Initial Level	Hypothetical Final Level	Column B / Column A	Initial Weighted Value	Column C × Column D
EURO STOXX 50® Index	3,500.00	5,250.00	150%	37.00	55.50
FTSE® 100 Index	6,600.00	1,650.00	25%	23.00	5.75
TOPIX® Index	1,600.00	400.00	25%	23.00	5.75
Swiss Market Index	9,000.00	2,250.00	25%	9.00	2.25
S&P/ASX 200 Index	5,400.00	1,350.00	25%	8.00	2.00

Final Basket Level: 71.25
Basket Return: -28.75%

In this example, although the hypothetical final level for one of the basket underliers is greater than its applicable hypothetical initial level, the hypothetical final levels of the other basket underliers decrease significantly from their hypothetical initial levels, which results in the hypothetical final basket level being less than the buffer level. Because the hypothetical final basket level of 71.25 is less than the buffer level, the hypothetical payment at maturity will equal:

Payment at maturity = $1,000 + [$1,000 × 1.1111 × (-28.75% + 10.00%)] = $791.67

The payments at maturity shown above are entirely hypothetical; they are based on closing levels for the basket underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-18 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the level of each basket underlier and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial basket underlier level of each basket underlier, cap level and maximum settlement amount we will provide in the final pricing supplement and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying product supplement no. 4a-I and “Risk Factors” in the accompanying underlying supplement no. 1a-I. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks underlying the basket underliers that compose the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. Your investment will be exposed to loss on a leveraged basis if the final basket level is less than the initial basket level by more than 10%. For every 1% that the final basket level is less than the initial basket level by more than 10%, you will lose an amount equal to approximately 1.1111% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final basket level is greater than the initial basket level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the basket, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the basket underliers. The maximum settlement amount will be provided in the final pricing supplement and is expected to be between $1,131.30 and $1,153.40.

The Notes Are Subject to the Credit Risk of JPMorgan Chase & Co.

The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and JPMS’s estimated value. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please refer to “Risk Factors

— Risks Relating to Conflicts of Interest” on page PS-13 of the accompanying product supplement no. 4a-I for additional information about these risks.

JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes will exceed JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-8 of this pricing supplement.

JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-8 of this pricing supplement.

JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt

The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — JPMS’s Estimated Value of the Notes” on page PS-8 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Summary Information — Secondary Market Prices of the Notes” on page PS-8 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” on page PS-19 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the levels of the basket underliers, including:

•	any actual or potential change in our creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	secondary market credit spreads for structured debt issuances;

•	the actual and expected volatility of the basket underliers;

•	the time to maturity of the notes;

•	the dividend rates on the underlier stocks;

•	the actual or expected positive or negative correlation between the basket underliers, or the absence of any such correlation;

•	interest and yield rates in the market generally;

•	the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the underlier stocks of the basket underliers are traded and the correlation between those rates and the closing levels of the basket underliers; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the cap level will permit only a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount. Similarly, the buffer level, while still providing an increase in the return on the notes if the final basket level is greater than or equal to the buffer level but less than the cap level, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount.

Correlation (or Lack of Correlation) of the Basket Underliers

The notes are linked to an unequally weighted basket. Performances of the basket underliers may or may not be correlated with each other. At a time when the values of one or more of the basket underliers increases, the values of the other basket underliers may not increase as much or may even decline. Therefore, in calculating the final basket level, increases in the value of one or more of the basket underliers may be moderated, or more than offset, by the lesser increases or declines in the values of other basket underliers. Further, because the basket underliers are unequally weighted, increases in the values of the lower-weighted basket underliers may be offset by even smaller decreases in values of the more heavily weighted basket underliers. In addition, high correlation of movements in the basket underliers during periods of negative returns among the basket underliers could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the final basket level will be higher than the initial basket level.

No Interest or Dividend Payments or Voting Rights

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-basket-linked debt security of comparable maturity that bears interest at a prevailing market rate. In addition, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the underlier stocks would have.

The Notes Do Not Provide Direct Exposure to Fluctuations in Foreign Exchange Rates

The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the basket underlier stocks are based, although any currency fluctuations could affect the performance of the basket underlier. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

The Notes Are Subject to Risks Associated with Securities Issued by Non-U.S. Companies

The underlier stocks that compose the basket underliers have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement. In particular, each of JPMS’s estimated value, the cap level and the maximum settlement amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for JPMS’s estimated value, the cap level and the maximum settlement amount.

The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Capital gains tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4a-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

THE BAsKET AND the BASKET UnderlierS

The Basket

The basket is an unequally weighted basket composed of five indices with the initial weights within the basket set forth in the table below:

Basket Underlier Information as of July 6, 2015

Basket Underlier	Bloomberg Ticker Symbol	Initial Weight in Basket	Basket Underlier Closing Level
EURO STOXX 50® Index	SX5E	37.00%	3,365.20
FTSE® 100 Index	UKX	23.00%	6,535.68
TOPIX® Index	TPX	23.00%	1,620.36
Swiss Market Index	SMI	9.00%	8,862.78
S&P/ASX 200 Index	AS51	8.00%	5,474.996

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” on page US-16 of the accompanying underlying supplement no. 1a-I.

FTSE® 100 Index

The FTSE® 100 Index is an index calculated, published and disseminated by FTSE, a company owned by the London Stock Exchange (“LSE”). The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. For additional information about the FTSE® 100 Index, see the information set forth under “Equity Index Descriptions — The FTSETM 100 Index” on page US-27 of the accompanying underlying supplement no. 1a-I.

The TOPIX® Index

The TOPIX® Index, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the Japanese common stocks listed on the First Section of the Tokyo Stock Exchange, Inc., which we refer to as the “TSE.” Japanese stocks admitted to the TSE are assigned either to the TSE First Section, the TSE Second Section or the TSE Mothers. Stocks listed in the First Section, which number approximately 1,800, are among the most actively traded stocks on the TSE. For additional information about the TOPIX® Index, see the information set forth under “Equity Index Descriptions — The TOPIX® Index” on page US-91 of the accompanying underlying supplement no. 1a-I.

The Swiss Market Index

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® is sponsored, calculated, maintained and published by SIX Swiss Exchange Ltd. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see the information set forth under “The Swiss Market Index” of page PS-25 in this pricing supplement.

The S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information see the information about the S&P/ASX 200 Index, see the information set forth under “The S&P/ASX 200 Index” on page PS-27 in this pricing supplement.

Historical Basket Levels

You should not take the historical levels of the basket or the basket underliers as an indication of the future performance of the basket or the basket underliers, respectively. We cannot give you any assurance that the future performance of the basket, basket underliers or the underlier stocks will result in a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the financial services sector and U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket or the basket underliers. The actual performance of the basket or the basket underliers over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The following graph is based on the basket closing levels for the period from January 4, 2010 through July 6, 2015 assuming that the basket closing level was 100 on January 4, 2010.  We derived the basket closing levels based on the method of calculating the basket closing level as described in this pricing supplement and on the closing levels of the relevant basket underliers on the relevant dates.  We obtained the closing levels reflected in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The basket closing level has been normalized such that its hypothetical level on January 4, 2010 was 100. As noted in this pricing supplement, the initial basket level will be set at 100 on the trade date.  The basket closing level can increase or decrease due to changes in the levels of the basket underliers. The graph below is for illustrative purposes only.

Historical Closing Levels of the Basket Underliers

The respective closing levels of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the term of your notes.

The graphs below show the closing levels of the basket underliers on each day from January 4, 2010 through July 6, 2015. The closing level of the EURO STOXX 50® Index on July 6, 2015 was 3,365.20. The closing level of the FTSE® 100 Index on July 6, 2015 was 6,535.68. The closing level of the TOPIX® Index on July 6, 2015 was 1,620.36. The closing level of the Swiss Market Index on July 6, 2015 was 8,862.78. The closing level of the S&P/ASX 200 Index on July 6, 2015 was 5,474.996. We obtained the closing levels listed in the graphs below from the Bloomberg, without independent verification.

THE SWISS MARKET INDEX

We have derived all information contained in this document regarding the Swiss Market Index (the “SMI®”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, SIX Swiss Exchange Ltd (“SSE”). The SMI® is calculated, maintained and published by SSE. SSE has no obligation to continue to publish, and may discontinue publication of, the SMI®.

The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

The SMI® is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® was standardized on June 30, 1988 with an initial baseline value of 1,500 points.

Composition of the SMI®

The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index® (“SPI®”). The SMI® is updated in real time after each transaction and published every second.

The SMI® comprises the 20 highest ranked securities traded on the Swiss Performance Index® (“SPI®”). The ranking of each security is determined by a combination of the following criteria:

•	Average free-float market capitalization (compared to the capitalization of the entire SPI®); and

•	Cumulated on order book turnover (compared to the total turnover of the SPI®)

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is admitted to the SMI® if it ranks 18 or better in the selection list. A share ranked 19 or 20 is admitted only if a share included in the SMI® meets the exclusion criteria directly (position 23 or lower) and no other share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the SMI® if it ranked 23 or lower in the selection list. A share ranked 21 or 22 is excluded only if a share meets the admission criteria directly (position 18 or higher) and no other share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Standards for Admission and Exclusion

To ensure that the composition of the SMI® maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

Changes to the index-basket composition will be made once a year after prior notice of at least two months on the third Friday in September after close of trading. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March (after close of trading), the third Friday in June (after close of trading), the third Friday in September (after close of trading) and the third Friday in December (after close of trading).

Calculation of the SMI®

The SMI® is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the SMI® by a divisor:

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the SMI®; pi,s is the last-paid price of security i; xi,t is the number of shares of security i on day t; fi,t is the free float for security i on day t; and rs is the current CHF exchange rate at time s.

The divisor is a technical number used to calculate the SMI®. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the divisor). Distributions (e.g., special dividends and anniversary bonuses) that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

License Agreement with SIX Swiss Exchange

The use of and reference to the SMI® in connection with the notes has been consented to by SSE. All rights to the SMI® are owned by SSE. JPMorgan Chase & Co., the calculation agent and the trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the SMI®. In addition, SSE has no relationship to JPMorgan Chase & Co. or the notes.

These notes are not in any way sponsored, endorsed, sold or promoted by SSE and SSE makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® and/or the figure at which the SMI® stands at any particular time on any particular day or otherwise. However, SSE shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI® and SSE shall not be under any obligation to advise any person of any error therein. The Swiss Market Index® and SMI® are registered trademarks of SSE which are used under license.

SSE is not responsible for, and has not participated in the determination of, the terms, prices or amount of the notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the notes payable at maturity. SSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

The SMI® is compiled and calculated by SSE. However, SSE shall not be liable (whether in negligence or otherwise) to any person for any error in the SMI® and SSE shall not be under any obligation to advise any person of any error therein.

SSE is under no obligation to continue the calculation and dissemination of the SMI®. SSE determines, composes and calculates the SMI® without regard to the notes. SSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the SMI®.

THE S&P/ASX 200 INDEX

We have derived all information contained in this document regarding the S&P/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. The S&P/ASX 200 Index is calculated, maintained and published by S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC has no obligation to continue to publish, and may discontinue publication of, the S&P/ASX 200 Index.

The S&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market. It is recognized as an investable benchmark in Australia. Upon its introduction in April 2000, the S&P/ASX 200 Index replaced the All Ordinaries index as the primary gauge for the Australian equity market. The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization.

Composition of the S&P/ASX 200 Index

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions. Sector indices are available for the S&P/ASX 200 Index. Set forth below are the sector breakdowns of the securities included in the S&P/ASX 200 Index as of June 30, 2015:

Financials	47.60%
Materials	14.80%
Industrials	7.10%
Consumer Staples	6.60%
Health Care	6.00%
Telecommunication Services	6.00%
Energy	5.10%
Consumer Discretionary	4.00%
Utilities	2.00%
Information Technology	0.70%

Standards for Listing and Maintenance

The Index Committee aims to design a highly liquid and tradable index whose total market capitalization is large enough to approximate the market segment it is capturing while keeping the number of stocks at a minimum. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

The criteria for index additions include, but are not limited to:

•	Listing. Only securities listed in the ASX are considered for inclusion in the S&P/ASX 200 Index;

•	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the Investable Weight Factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and

•	Liquidity. Only securities that are regularly traded are eligible for inclusion in the S&P/ASX 200 Index.

Companies will be removed from the S&P/ASX 200 Index if they substantially violate one or more of the criteria for index inclusion or are involved in acquisitions, mergers and spin-offs, suspension, or bankruptcy such that they no longer meet the inclusion criteria.

Rebalancing. Rebalancing of the S&P/ASX 200 Index series occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of data to determine index eligibility. Shares and IWFs updates are also applied regularly.

Frequency. The S&P/ASX 200 Index constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect on the third Friday of March, June, September and December.

Share Updates. The share count for all index constituents are updated quarterly and are rounded to the nearest thousand (‘000) for all Australian indices. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or $ 100 million Australian dollars. Intra quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•	Changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

•	Right’s issues, bonus issues and other major corporate actions and;

•	Share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three business days prior to the index implementation date.

Calculation of the S&P/ASX 200 Index

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology so that the level of an index reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time. It is much easier to graph a chart based on indexed values than one based on actual market values.

Investable Weight Factor (IWF). A stock’s weight in an index is determined by the float-adjusted market capitalization of the stock. This is a function of current index shares, the latest available stock price and the IWF. The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital. Shares owned by founders, directors of the company, trusts, venture capitalists and other companies are also excluded. These are also deemed strategic holders, and are considered long-term holders of a stock’s equity. Any strategic shareholdings that are greater than 5% of total issued shares are excluded from the relevant float.

On any given day, the index value is the quotient of the total available market capitalization of the index’s constituents and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the index, rights issues, share buybacks and issuances, spin-offs, and adjustments in availability. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the index. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change.

Index Governance

Index Committee. Each of S&P Dow Jones Indices LLC’s global indices is the responsibility of an Index Committee that monitors overall policy guidelines and methodologies, as well as additions to and deletions from these indices. S&P Dow Jones Indices LLC chairs the S&P/ASX Index Committee, which is comprised of five members representing both S&P Dow Jones Indices LLC and the ASX.

Decisions made by the Index Committee include all matters relating to index construction and maintenance. The Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. It is the sole responsibility of the Index Committee to decide on all matters relating to methodology, maintenance, constituent selection and index procedures. The Index Committee makes decisions based on all publicly available information and discussions are kept confidential to avoid any unnecessary impact on market trading.

License Agreement with S&P Dow Jones Indices LLC

S&P Dow Jones Indices LLC and JPMorgan Chase & Co. have entered into a non-exclusive license agreement providing for the sub-license to us, and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P/ASX 200 Index, which is owned and published by S&P Dow Jones Indices LLC, in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC or its third party licensors. Neither S&P Dow Jones Indices LLC nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P Dow Jones Indices LLC’s and its party licensors’ only relationship to JPMorgan Chase & Co. is the licensing of certain trademarks and trade names of S&P Dow Jones Indices LLC and the third party licensors. The S&P/ASX 200 Index is determined, composed and calculated by S&P Dow Jones Indices LLC or its third party licensors without regard to JPMorgan Chase & Co. or the notes. S&P Dow Jones Indices LLC and its third party licensors have no obligation to take the needs of JPMorgan Chase & Co. or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. Neither S&P Dow Jones Indices LLC nor its third party licensors is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P Dow Jones Indices LLC has no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P/ASX 200 Index will accurately track the S&P/ASX 200 Index’s performance or provide positive investment returns. S&P Dow Jones Indices LLC, its subsidiaries and their third party licensors are not investment advisors. Inclusion of a security within the S&P/ASX 200 is not a recommendation by S&P Dow Jones Indices LLC to buy, sell or hold such security, nor is it considered to be investment advice.

NEITHER S&P DOW JONES INDICES LLC, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES LLC, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES INDICES LLC MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO ANY RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES LLC, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

“Standard & Poor’s,” “S&P” and “S&P/ASX 200” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by JPMorgan Chase & Co and its affiliates.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this pricing supplement, the accompanying underlying supplement no. 1a-I, the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by this pricing supplement and with respect to JPMorgan Chase & Co. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, together with the accompanying underlying supplement no. 1a-I, the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in this pricing supplement, the accompanying underlying supplement no. 1a-I, the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively. This pricing supplement, the accompanying underlying supplement no. 1a-I, the accompanying product supplement no. 4a-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

TABLE OF CONTENTS
Pricing Supplement

Page

Summary Information	PS-3
Hypothetical Examples	PS-9
Selected Risk Factors	PS-15
The Basket and the Basket Underliers	PS-20
The Swiss Market Index	PS-25
The S&P/ASX 200 Index	PS-27

Product Supplement No. 4a-I dated November 7, 2014
Description of Notes	PS-1
Estimated Value and Secondary Market Prices of the Notes	PS-7
Risk Factors	PS-8
Use of Proceeds and Hedging	PS-42
General Terms of Notes	PS-43
The Underlyings	PS-52
Material U.S. Federal Income Tax Consequences	PS-77
Plan of Distribution (Conflicts of Interest)	PS-87
Notice to Investors	PS-89
Benefit Plan Investor Considerations	PS-99
Underlying Supplement No. 1a-I dated November 7, 2014
Supplemental Terms of Notes	US-1
Risk Factors	US-2
Equity Index Descriptions	US-15
The Dow Jones Industrial AverageTM	US-15
The EURO STOXX 50® Index	US-17
The EURO STOXX® Banks Index	US-22
The FTSE™ 100 Index	US-27
The FTSE GEIS Indices	US-29
The MSCI Indices	US-37
The MSCI 25/50 Indices	US-51
The NASDAQ-100 Index®	US-56
The Nikkei 225 Index	US-61
The Russell Indices	US-65
The S&P 500® Index	US-73
The S&P MidCap 400® Index	US-78
The S&P Select Industry Indices	US-83
The Select Sector Indices	US-88
The TOPIX® Index	US-91
Commodity Index Descriptions	US-94
The Bloomberg Commodity Indices	US-94
The S&P GSCI Indices	US-107
Fund Descriptions	US-117
The Financial Select Sector SPDR® Fund	US-117
The iShares® 20+ Year Treasury Bond ETF	US-119
The iShares® U.S. Real Estate ETF	US-122
The iShares® MSCI Brazil Capped ETF	US-126
The iShares® MSCI Emerging Markets ETF	US-129
The iShares® MSCI EAFE ETF	US-132
The iShares® MSCI Mexico Capped ETF	US-135
The iShares® Russell 2000 ETF	US-138
The Market Vectors Gold Miners ETF	US-141
The SPDR® Gold Trust	US-146
The SPDR® S&P 500® ETF Trust	US-149
The SPDR® S&P® Homebuilders ETF	US-151
The SPDR® S&P® Metals & Mining ETF	US-154
The Technology Select Sector SPDR® Fund	US-157
The United States Oil Fund, LP	US-160
The Vanguard FTSE Emerging Markets ETF	US-161
The Vanguard FTSE Europe ETF	US-163
The Vanguard Total Stock Market ETF	US-165

The WisdomTree Japan Hedged Equity Fund	US-172

Prospectus Supplement dated November 7, 2014
About This Prospectus Supplement	S-1
Foreign Currency Risks	S-2
Description of Notes	S-4
Description of Warrants	S-11
Description of Units	S-14
United States Federal Taxation	S-16
Plan of Distribution (Conflicts of Interest)	S-17
Prospectus dated November 7, 2014
Where You Can Find More Information	1
JPMorgan Chase & Co.	2
Consolidated Ratios of Earnings to Fixed Charges	3
Use of Proceeds	3
Important Factors That May Affect Future Results	4
Description of Debt Securities	6
Description of Warrants	12
Description of Units	15
Description of Purchase Contracts	17
Forms of Securities	18
Plan of Distribution (Conflicts of Interest)	23
Independent Registered Public Accounting Firm	25
Legal Matters	26
Benefit Plan Investor Considerations	26

$

JPMorgan Chase & Co.

Capped Buffered Enhanced Participation Basket-Linked Notes due 2016
(Linked to a Basket)

Medium-Term Notes, Series E